EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-54378, 333-128232, 33149418, and 333-166543) on Form S-8 of RTI Surgical, Inc. of our report dated May 16, 2011, with respect to the consolidated balance sheet of Pioneer Surgical Technology, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows, for the year then ended which report appears in Form 8-K/A of RTI Surgical Technology, Inc. dated September 16, 2013.

/s/ KPMG LLP

Minneapolis, Minnesota

September 16, 2013